EXHIBIT 23 (a)

INDEPENDENT AUDITORS’ CONSENT

     We consent to the incorporation by reference in this Registration Statement of Delphi Corporation on Form S-8 of:

•	our report dated January 16, 2003, appearing in the Annual Report on Form 10-K of Delphi Corporation for the year ended December 31, 2002;

•	our reports dated June 24, 2002 appearing in the Annual Report on Forms 11-K of the Delphi Mechatronic Systems Savings-Stock Purchase Program, Delphi Personal Savings Plan for Hourly-Rate Employees in the United States and Delphi Savings-Stock Purchase Program for Salaried Employees in the United States for the year ended December 31, 2001;

•	our report dated June 26, 2002 appearing in the Annual Report on Form 11-K of the ASEC Manufacturing Savings Plan for the year ended December 31, 2001.

/s/ Deloitte & Touche LLP

Detroit, Michigan June 18, 2003

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